Exhibit 10.3

BETTER FOR YOU WELLNESS, INC. PARENT COMPANY OF MANGO MOI LLC LOAN REPAYMENT AGREEMENT

On October 18, 2021, Mango Moi, LLC entered into a Loan Agreement with Gushy Joseph (“Holder”) in which a total of Thirty-Five Thousand Dollars ($35,000) (“Loan”) was due and payable to Holder.

On May 26, 2022, Mango Moi, LLC was purchased by Better For You Wellness, Inc. (“Company”), and the Company agreed to assume the repayment of the Loan Agreement. On October 13, 2022 (“Effective Date”), the Holder and Company (together herein referenced as “Parties”) agree that it would be mutually beneficial for the Parties to a Loan Repayment plan to fully retire the Loan.

NOW THEREFORE, the Parties agree as follows:

1. Repayment with Shares. In consideration of retiring $17,500 of the Loan, the Company shall issue Holder 760,870 Restricted Common Shares, with an agreed upon price per share of $0.023 based upon the closing share price from October 11, 2022. The shares will be restricted from being traded an estimated six months from the Effective Date.

2. Repayment in Cash. The Company shall pay Holder the balance of $17,500 in the First Quarter of 2023. Once $17,500 has been paid to Holder, the entirety of the Loan shall be deemed to have been repaid.

3. Default. If an Event of Default (as defined below) occurs, at the option and upon the declaration of the Holder and upon written notice to the Company, this Note may be accelerated, and the unpaid amount of the Loan shall become due and payable. The occurrence of any one or more of the following constitutes an “Event of Default”:

a)	The Company fails to make any of the payments due under Section 1 or Section 2 of this Note when the same becomes due and payable (subject to a reasonable opportunity to cure).

The Company hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

The parties have executed this Secured Promissory Note, to be effective as of the date first set forth above.

COMPANY:		HOLDER:

Better For You Wellness, Inc.
Parent Company of Mango Moi

By:	/S/	By:	/S/
Name:	Ian James	Name:	Gushy Joseph
Title:	Chief Executive Officer